EX99.28(d)(2)(iii)

Amendment to
Investment Sub-Advisory Agreement between Curian Capital, LLC,
Pacific Investment Management Company LLC, and Curian Series Trust

This Amendment is made by and between Curian Capital, LLC, a Michigan limited liability company and registered investment adviser (“Adviser”), and Pacific Investment Management Company LLC, a Delaware limited liability company and registered investment adviser (“Sub-Adviser”), and Curian Series Trust, a Massachusetts business trust (“Trust”) (collectively, the “Parties”).

Whereas, the Adviser and Sub-Adviser entered into an Investment Sub-Advisory Agreement dated as of July 1, 2011 (“Agreement”), whereby Adviser appointed Sub-Adviser to provide certain sub-investment advisory services to certain investment portfolios of the Trust as provided on Schedule A of the Agreement (each a “Fund” and collectively, the “Funds”).

Whereas, the Parties have agreed to amend the following sections of the Agreement:

Section 3. “Management”;
Section 12. “Duration and Termination”; and
Section 13.  “Representations and Agreements of the Adviser.”

Now Therefore, in consideration of the mutual covenants herein contained, the Parties hereby agree to amend the Agreement, as follows:

1.	Revisions to the Agreement.

1.1	Add the following to the end of the third paragraph in Section 3. “Management:”

“On occasions when the Sub-Adviser deems the purchase or sale of a security or other instrument to be in the best interest of the Fund as well as other of its clients, the Sub-Adviser is hereby authorized, to the extent permitted by applicable law, to aggregate the securities and instruments to be so purchased or sold in order to obtain best execution and to elect, where appropriate, any beneficial regulatory treatment, including real time reporting delays. The Sub-Adviser may also on occasion purchase or sell a particular security or instrument for one or more clients in different amounts. On either occasion, and to the extent permitted by applicable law, allocation of the securities or instruments so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in the manner it considers to be equitable and consistent with its fiduciary obligations to the Fund and to such other customers.”

1.2	Delete the existing sub-paragraph e) in Section 3. “Management” after the heading entitled “The Sub-Adviser further agrees that it” in its entirety and replace it with the following:

“e)
as a service provider to the Funds will cooperate fully with all reasonable requests of the Chief Compliance Officer of the Trust in the execution of his/her responsibilities to monitor service providers to the Funds under Rule 38a-1 under the 1940 Act, including any applicable document requests;”

1.3	Add the following to the end of existing sub-paragraph j) in Section 3. “Management:”

“The Sub-Adviser will not file class action claim forms or otherwise exercise any rights the Adviser or the Trust may have with respect to participating in, commencing or defending suits or legal proceedings involving securities or issuers of securities held in, or formerly held in, the Fund, unless the Sub-Adviser, the Adviser, and the Trust mutually agree that the Sub-Adviser may take such actions.”

1.4	Add the following to the end of existing sub-paragraph k) in Section 3. “Management:”

“Sub-Adviser may delegate trade execution and other support functions (but not portfolio management) to its affiliates and may share such information as necessary to accomplish these purposes.  Additionally, the Sub-Adviser may delegate back office services to State Street Investment Manager Solutions, LLC and its affiliates.  In all cases, the Sub-Adviser shall remain liable as if such services were provided directly.  No additional fees shall be imposed for such services except as otherwise agreed.”

1.5	Add the following as a new sub-paragraph c) in Section 3. “Management” after the heading entitled “The Sub-Adviser further agrees that it” and re-number all sub-paragraphs alphabetically thereafter:

“c)	will comply with any applicable controlling foreign laws, regulations, and regulatory requirements as set forth by applicable foreign regulatory agencies;”

1.6	Delete Section 12. “Duration and Termination” in its entirety, and replace it with the following:

12.           Duration and Termination.  The Agreement will become effective as to a Fund upon execution or, if later, on the date that initial capital for such Fund is first provided to it and, unless sooner terminated as provided herein, will continue in effect for two years from the effective date of the initial Investment Sub-Advisory Agreement with regard to all Fund(s) covered by this Agreement.  Thereafter, if not terminated as to a Fund, this Agreement will continue from year to year through December 31st for each Fund covered by this Agreement, as listed on Schedule A, provided that such continuation is specifically approved at least annually by the Board of Trustees or by vote of a majority of the outstanding voting securities of such Fund, and in either event approved also by a majority of the Trustees of the Trust who are not interested persons of the Trust, or of the Adviser, or of the Sub-Adviser. Notwithstanding the foregoing, this Agreement may be terminated as to a Fund at any time, without the payment of any penalty, on sixty days’ written notice by the Trust or Adviser, or on sixty days’ written notice by the Sub-Adviser.  This Agreement will immediately terminate in the event of its assignment.  (As used in this Agreement, the terms “majority of the outstanding voting securities,” “interested persons” and “assignment” have the same meaning of such terms as in the 1940 Act.)  Sections 10 and 11 herein shall survive the termination of this Agreement.

1.7	Delete the existing sub-paragraph a) in Section 13. “Representations and Agreements of the Adviser” and replace in its entirety with the following:

“a)
Each Fund listed in Schedule A is a “qualified eligible person” (“QEP”) as defined in Commodity Futures Trading Commission Rule 4.7 (“CFTC Rule 4.7”), and the Adviser will promptly notify the Sub-Adviser if any Fund listed in Schedule A ceases to be a QEP, and the Adviser hereby consents, on behalf of each Fund, to be treated as an “exempt account” under CFTC Rule 4.7;”

1.8	Add the following three provisions, in seriatim, to the end of Section 13. “Representations and Agreements of the Adviser:”

“g)	The Adviser, will regularly notify the Sub-Adviser if any “government entity” assets, within the meaning of Rule 206(4)-5 under the Advisers Act, are contributed to the Funds.”

2.	No Other Changes. Except as modified herein, the terms and conditions of the Agreement remain unchanged and in full force and effect.

3.	Defined Terms. All capitalized terms not otherwise defined herein shall have the meaning set forth in the Agreement.

In Witness Whereof, the Adviser and the Sub-Adviser have caused this Amendment to be executed as of December 13, 2013, effective as of December 3, 2013.

PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION. THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS ACCOUNT DOCUMENT

Curian Capital, LLC	Pacific Investment Management Company LLC

By: /s/Michael A. Bell	By: /s/Suhail Dada
Name: Michael A. Bell	Name: Suhail Dada
Title: President and Chief Executive Officer	Title: Managing Director
Curian Series Trust

By: /s/Angela R. Burke
Name: Angela R. Burke
Title: Assistant Secretary